Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-192946) on Form S-8 of Perrigo Company plc of our report dated February 12, 2013, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the Current Report on Form 8-K of Perrigo Company plc dated August 15, 2014.

/s/ KPMG

Dublin, Ireland

August 15, 2014